Exhibit 99.1

NEWS

FOR RELEASE: 8:00 AM CT, Tuesday, May 3, 2005

CHARTER REPORTS FIRST QUARTER 2005
FINANCIAL AND OPERATING RESULTS

Disciplined operational improvement and execution yields positive results

St. Louis, MO - Charter Communications, Inc. (Nasdaq: CHTR) (along with its subsidiaries, the Company or Charter) today reported financial and operating results for the three months ended March 31, 2005. The Company also provided its results compared to pro forma results for the first quarter 2004 reflecting the sales of certain cable systems in March and April 2004 as if these sales occurred on January 1, 2004. (See the Addendum of this news release for further details on pro forma information.)

Overview

During the first quarter of 2005, Charter continued to implement a number of initiatives to improve customer care, service delivery, product innovation and deployment, and the effectiveness of the Company's marketing efforts, resulting in:

  Increased average monthly total revenue per analog video customer of 11% compared to the pro forma first quarter of 2004;
  The addition of 117,100 revenue generating units (RGUs), including 94,000 high-speed Internet (HSI) and 19,900 digital video customers, partially offset by a loss of 6,700 analog video customers;
  Revenue growth of 7% and adjusted EBITDA growth of 6% compared to the pro forma first quarter of 2004. (Adjusted EBITDA is defined in the "Use of Non-GAAP Financial Metrics" section of this news release.); and
  Expansion of our telephony footprint into Massachusetts.

Charter Interim President and CEO Robert May said, "Our focus on disciplined operational improvement and execution is yielding stronger financial results, and more importantly, increased customer satisfaction for Charter. Our efforts to instill a renewed sense of superior customer service and operational excellence are gaining traction and clearly beginning to reap rewards. We are focused on our core strengths, as well as new opportunities, and our goal is to continue to improve our operating performance, stimulate growth and deliver value to our customers and shareholders."

First Quarter Results

First quarter 2005 revenues were $1.271 billion, an increase of $86 million, or 7%, over pro forma first quarter 2004 revenues of $1.185 billion and an increase of 5% over first quarter 2004 actual revenues of $1.214 billion. The increases in revenues are largely the result of growth in HSI revenues, as well as increased video, commercial and advertising sales revenues.

"Our high-speed Internet products continue to attract significant customer interest, reflecting the momentum we see in our Internet and digital product categories," Mr. May said. "The 11% increase in average monthly total revenue per analog video customer is strong and underscores the success of our marketing strategy to target high quality, low churning customers and the value of advanced services including high-definition television (HDTV), digital video recorders (DVR), video on demand (VOD) and telephony."

For the three months ended March 31, 2005, HSI revenues increased $50 million, or 30%, on a pro forma basis, reflecting 325,400 net additional HSI customers on a pro forma basis since March 31, 2004, as well as a 7% increase in average revenue per HSI customer in the first quarter of 2005 compared to the same 2004 period on a pro forma basis. Video revenues increased $14 million, or 2%, on a pro forma basis compared to the first quarter of 2004, primarily due to a 3% increase in average analog video revenue per analog video customer, a 7% increase in average digital video revenue per digital video customer on a pro forma basis, and an increase in digital customers served. On a pro forma basis, commercial revenues increased $11 million, or 20%, and advertising sales revenues increased $6 million, or 10%, compared to the year ago quarter.

First quarter 2005 operating costs and expenses were $796 million, an increase of $61 million, or 8%, on a pro forma basis and an increase of $45 million, or 6%, on an actual basis, compared to the year ago quarter. The rise in first quarter 2005 operating costs and expenses over pro forma 2004 primarily resulted from a 10% increase in programming costs and a 16% increase in service costs. Costs to support service improvements and deploy new products, as well as increased equipment maintenance and higher fuel costs drove the rise in service costs. These increases were partially offset by a slight decrease in general and administrative costs, with improved bad debt performance from increased discipline in the sales process more than offsetting other cost increases.

Charter reported income from operations of $51 million for the first quarter 2005 compared to first quarter 2004 income from operations of $60 million on a pro forma basis, and $175 million on an actual basis. Income from operations decreased on a pro forma basis primarily due to a $31 million asset impairment charge and a $17 million increase in depreciation and amortization, partially offset by the $25 million increase in adjusted EBITDA, a $10 million decrease in option compensation expense, and a $6 million decrease in special charges due to litigation costs recorded in the first quarter of 2004. The difference between 2004 actual and pro forma income from operations is primarily the result of the gain on the sale of assets in the first quarter of 2004.

Net loss applicable to common stock and loss per common share for the first quarter of 2005 were $353 million and $1.16, respectively. For the first quarter of 2004, Charter reported pro forma net loss applicable to common stock and loss per common share of $391 million and $1.32, respectively, and actual net loss applicable to common stock and loss per common share of $294 million and $1.00, respectively. The $38 million decrease in net loss applicable to common stock for first quarter 2005 compared to the same pro forma year ago period is primarily the result of a decrease in income tax expense and benefits of various interest hedging and financing activities, partially offset by a decrease in income from operations.

First Quarter Liquidity

Adjusted EBITDA totaled $475 million for the three months ended March 31, 2005, an increase of $25 million, or 6%, on a pro forma basis, and an increase of $12 million, or 3%, on an actual basis, compared to the year ago period. Net cash flows from operating activities for the first quarter of 2005 were $153 million, compared to $115 million for the actual year ago quarter, primarily driven by reductions in accounts receivable.

Expenditures for property, plant and equipment for the first quarter of 2005 totaled $211 million, compared to actual first quarter 2004 expenditures of $190 million. The increase was primarily driven by spending on scalable infrastructure related to telephony and digital simulcast, and support capital related to our investment in service improvements, offset by a decrease in the purchase of customer premise equipment.

Un-levered free cash flow for the first quarter of 2005 was $264 million compared to actual un-levered free cash flow of $273 million for the first quarter of 2004.

Charter reported negative free cash flow of $107 million for the first quarter of 2005 compared to actual negative free cash flow of $27 million for the first quarter of 2004, primarily due to a $71 million increase in interest on cash-pay obligations.

As of March 31, 2005, Charter had $18.9 billion of outstanding indebtedness and $32 million of cash on hand. Net availability of funds under the Charter Communications Operating, LLC credit facility was approximately $1.2 billion. The Company believes cash on hand at March 31, 2005, cash flows from operating activities and the amounts available under its credit facilities will be sufficient to meet cash needs throughout 2005.

Operating Statistics

As of March 31, 2005, Charter served approximately 10,713,100 RGUs, a net increase of 117,100 RGUs during the first quarter. The increase in RGUs was driven by a net gain of 94,000 residential HSI customers during the quarter. Charter also added a net 19,900 digital video customers and 9,900 telephony customers during the quarter, and lost a net 6,700 analog video customers.

As of March 31, 2005, Charter served approximately 5,984,800 analog video, 2,694,600 digital video, 1,978,400 residential high-speed Internet and 55,300 telephony customers.

Financing

As part of the Company's previously announced ongoing efforts to improve liquidity and extend maturities, in March 2005, Charter Communications Operating, LLC (Charter Operating) issued, in a private placement, approximately $271 million principal amount of new notes with terms identical to Charter Operating's 8.375% Senior Second Lien Notes due 2014, in exchange for $284 million of Charter Communications Holdings, LLC 8.25% Senior Notes due 2007.

As previously announced in March 2005, CC V Holdings, LLC redeemed the $113 million of its 11.875% Senior Discount Notes due 2008. Charter Operating's revolver was used to fund the redemption.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by GAAP (Generally Accepted Accounting Principles) to evaluate various aspects of its business. Adjusted EBITDA, un-levered free cash flow and free cash flow are non- GAAP financial measures and should be considered in addition to, not as a substitute for, net cash flows from operating activities reported in accordance with GAAP. These terms as defined by Charter may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA is defined as income from operations before special charges, non-cash depreciation and amortization, gain/loss on sale of assets, asset impairment charges, and option compensation expense. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of our businesses and intangible assets recognized in business combinations as well as other non-cash or non-recurring items, and is unaffected by our capital structure or investment activities. Adjusted EBITDA is a liquidity measure used by Company management and the Board of Directors to measure our ability to fund operations and our financing obligations. For this reason, it is a significant component of Charter's annual incentive compensation program. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing for the Company. Company management evaluates these costs through other financial measures.

Un-levered free cash flow is defined as adjusted EBITDA less purchases of property, plant and equipment. The Company believes this is an important measure as it takes into account the period costs associated with capital expenditures used to upgrade, extend and maintain our plant without regard to the Company's leverage structure.

Free cash flow is defined as un-levered free cash flow less interest on cash pay obligations. It can also be computed as net cash flows from operating activities, less capital expenditures and cash special charges, adjusted for the change in operating assets and liabilities, net of dispositions. As such, it is unaffected by fluctuations in working capital levels from period to period.

The Company believes that adjusted EBITDA, un-levered free cash flow and free cash flow provide information useful to investors in assessing our ability to service our debt, fund operations, and make additional investments with internally generated funds. In addition, adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission). Adjusted EBITDA, as presented, is reduced for management fees in the amounts of $26 million and $20 million for the three months ended March 31, 2005 and 2004, respectively, which amounts are added back for the purposes of calculating compliance with leverage covenants. As of March 31, 2005, Charter and its subsidiaries were in compliance with their debt covenants.

Conference Call

The Company will host a Conference Call on Tuesday, May 3, 2005 at 10:30 AM Eastern Time (ET) related to the contents of this release.

The Conference Call will be webcast live via the Company's website at www.charter.com. Access the webcast by clicking on "About Us" at the top right of the page, then again on "Investor Center." Participants should go to the call link at least 10 minutes prior to the start time to register. The call will be archived on the website beginning two hours after its completion.

Those participating via telephone should dial 888-233-1576. International participants should dial 706-643-3458.

A replay will be available at 800-642-1687 or 706-645-9291 beginning two hours after completion of the call through midnight May 10, 2005. The passcode for the replay is 5483488.

About Charter Communications

Charter Communications, Inc., a broadband communications company, provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform via Charter Digital™, Charter High-Speed™ Internet service and Charter Telephone™. Charter also provides business-to-business video, Internet and Internet protocol (IP) solutions through Charter Business™. Advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com <<http://www.charter.com>>.

# # #

Contact:

Press:

David Andersen
314/543-2213

Analysts:

Mary Jo Moehle
314/543-2397

Cautionary Statement Regarding Forward-Looking Statements:

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in reports or documents that we file from time to time with the SEC, and include, but are not limited to:

  our ability to sustain and grow revenues and cash flows from operating activities by offering video, high-speed Internet, telephony and other services and to maintain a stable customer base, particularly in the face of increasingly aggressive competition from other service providers;

  the availability of funds to meet interest payment obligations under our debt and to fund our operations and necessary capital expenditures, either through cash flows from operating activities, further borrowings or other sources;

  our ability to comply with all covenants in our indentures and credit facilities, any violation of which would result in a violation of the applicable facility or indenture and could trigger a default of other obligations under cross-default provisions;

  our ability to repay or refinance debt as it becomes due;

  our ability to reach (and then implement) a final approved settlement with respect to the putative class action, the unconsolidated state action, and derivative shareholders litigation against us on the terms of the stipulations of settlement;

  our ability to obtain programming at reasonable prices or to pass cost increases on to our customers;

  general business conditions, economic uncertainty or slowdown; and

  the effects of governmental regulation, including but not limited to local franchise taxing authorities, on our business.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

Charter Communications, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations and Operating Data
(Dollars in Millions, Except Per Share and Share Data)

                                                                        Three Months Ended March 31,              Three Months Ended March 31,
                                                                  ----------------------------------------  ---------------------------------------
                                                                      2005          2004                        2005          2004
                                                                     Actual        Actual       % Change       Actual     Pro Forma (a)  % Change
                                                                  ------------  ------------  ------------  ------------  ------------  -----------
REVENUES:
   Video........................................................ $        842  $        849           (1)% $        842  $        828            2%
   High-speed Internet..........................................          215           168            28%          215           165           30%
   Advertising sales............................................           64            59             8%           64            58           10%
   Commercial...................................................           65            56            16%           65            54           20%
   Other........................................................           85            82             4%           85            80            6%
                                                                  ------------  ------------                ------------  ------------
      Total revenues............................................        1,271         1,214             5%        1,271         1,185            7%
                                                                  ------------  ------------                ------------  ------------
COSTS AND EXPENSES:
   Programming..................................................          358           334             7%          358           325           10%
   Advertising sales............................................           25            23             9%           25            23            9%
   Service......................................................          176           155            14%          176           152           16%
   General and administrative...................................          202           208           (3)%          202           204          (1)%
   Marketing....................................................           35            31            13%           35            31           13%
                                                                  ------------  ------------                ------------  ------------
      Operating costs and expenses..............................          796           751             6%          796           735            8%
                                                                  ------------  ------------                ------------  ------------
      Adjusted EBITDA...........................................          475           463             3%          475           450            6%
                                                                  ------------  ------------                ------------  ------------
      Adjusted EBITDA margin....................................           37%           38%                         37%           38%
                                                                  ------------  ------------                ------------  ------------

   Depreciation and amortization................................          381           370                         381           364
   Asset impairment charges.....................................           31            --                          31            --
   (Gain) loss on sale of assets, net...........................            4          (106)                          4             2
   Option compensation expense, net.............................            4            14                           4            14
   Special charges, net.........................................            4            10                           4            10
                                                                  ------------  ------------                ------------  ------------
       Income from operations...................................           51           175                          51            60
                                                                  ------------  ------------                ------------  ------------
OTHER INCOME AND EXPENSES:
   Interest expense, net........................................         (420)         (393)                       (420)         (389)
   Gain (loss) on derivative instruments and
    hedging activities, net.....................................           27            (7)                         27            (7)
   Loss on debt to equity conversions...........................           --            (8)                         --            (8)
   Gain on extinguishment of debt...............................            7            --                           7            --
   Other, net...................................................            1            (2)                          1            (2)
                                                                  ------------  ------------                ------------  ------------
                                                                         (385)         (410)                       (385)         (406)
                                                                  ------------  ------------                ------------  ------------

Loss before minority interest and income taxes..................         (334)         (235)                       (334)         (346)

Minority interest...............................................           (3)           (4)                         (3)           (4)
                                                                  ------------  ------------                ------------  ------------

Loss before income taxes........................................         (337)         (239)                       (337)         (350)

Income tax expense..............................................          (15)          (54)                        (15)          (40)
                                                                  ------------  ------------                ------------  ------------
Net loss........................................................         (352)         (293)                       (352)         (390)

Dividends on preferred stock - redeemable.......................           (1)           (1)                         (1)           (1)
                                                                  ------------  ------------                ------------  ------------
Net loss applicable to common stock............................. $       (353) $       (294)               $       (353) $       (391)
                                                                  ============  ============                ============  ============

Loss per common share, basic and diluted........................ $      (1.16) $      (1.00)               $      (1.16) $      (1.32)
                                                                  ============  ============                ============  ============
Weighted average common shares outstanding, basic and diluted...  303,308,880   295,106,077                 303,308,880   295,106,077
                                                                  ============  ============                ============  ============

(a)  Pro forma results reflect the sales of systems to Atlantic Broadband Finance, LLC which closed in March 2004 as if it occurred
as of January 1, 2004.   Additionally, the pro formas include the sale of the New York system to Atlantic Broadband Finance, LLC, which occurred in April 2004.  Actual revenues exceeded pro forma revenues for the three months ended March 31, 2004 by $29 million.  Actual adjusted EBITDA exceeded pro forma adjusted EBITDA by $13 million for the three months ended March 31, 2004.  Pro forma net loss exceeded actual net loss by $97 million for the three months ended March 31, 2004.  The unaudited pro forma financial information has been presented for comparative purposes and does not purport to be indicative of the consolidated results of operations had these
transactions been completed as of the assumed date or which may be obtained in the future.   Adjusted EBITDA is a non-GAAP term.   See
page 6 of this addendum for the reconciliation of adjusted EBITDA to net cash flows from operating activities as defined by GAAP.

Addendum to Charter Communications, Inc. First Quarter 2005 Earnings Release

Charter Communications, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets
(Dollars in Millions)

                                                                                March 31,    December 31,
                                                                                   2005          2004
                                                                               ------------  -------------

                              ASSETS

CURRENT ASSETS:
   Cash and cash equivalents................................................. $         32  $         650
   Accounts receivable, net of allowance for doubtful accounts...............          139            190
   Prepaid expenses and other current assets.................................           85             82
                                                                               ------------  -------------
         Total current assets................................................          256            922
                                                                               ------------  -------------
INVESTMENT IN CABLE PROPERTIES:
   Property, plant and equipment, net........................................        6,120          6,289
   Franchises, net...........................................................        9,846          9,878
                                                                               ------------  -------------
         Total investment in cable properties, net...........................       15,966         16,167
                                                                               ------------  -------------
OTHER NONCURRENT ASSETS......................................................          572            584
                                                                               ------------  -------------
        Total assets......................................................... $     16,794  $      17,673
                                                                               ============  =============
                LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:
   Accounts payable and accrued expenses..................................... $      1,256  $       1,217
                                                                               ------------  -------------
         Total current liabilities...........................................        1,256          1,217
                                                                               ------------  -------------
LONG-TERM DEBT...............................................................       18,929         19,464

DEFERRED MANAGEMENT FEES - RELATED PARTY.....................................           14             14

OTHER LONG-TERM LIABILITIES..................................................          635            681

MINORITY INTEREST............................................................          656            648

PREFERRED STOCK - REDEEMABLE.................................................           55             55

SHAREHOLDERS' DEFICIT........................................................       (4,751)        (4,406)
                                                                               ------------  -------------
          Total liabilities and shareholders' deficit........................ $     16,794  $      17,673
                                                                               ============  =============

Addendum to Charter Communications, Inc. First Quarter 2005 Earnings Release

Charter Communications, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(Dollars in Millions)

                                                                                               Three Months Ended March 31,
                                                                                              ------------------------------
                                                                                                   2005            2004
                                                                                              --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss................................................................................ $         (352) $         (293)
    Adjustments to reconcile net loss to net cash flows from operating activities:..........
       Minority interest....................................................................              3               4
       Depreciation and amortization........................................................            381             370
       Asset impairment charges.............................................................             31              --
       Option compensation expense, net.....................................................              4              10
       Noncash interest expense.............................................................             49              93
       (Gain) loss on derivative instruments and hedging activities, net....................            (27)              7
       (Gain) loss on sale of assets, net...................................................              4            (106)
       Loss on debt to equity conversions...................................................             --               8
       Gain on extinguishment of debt.......................................................            (11)             --
       Deferred income taxes................................................................             13              53
       Other, net...........................................................................             (1)              2
    Changes in operating assets and liabilities, net of effects from dispositions:..........
       Accounts receivable..................................................................             45              22
       Prepaid expenses and other assets....................................................             (4)             (7)
       Accounts payable, accrued expenses and other.........................................             18             (48)
                                                                                              --------------  --------------
           Net cash flows from operating activities.........................................            153             115
                                                                                              --------------  --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of property, plant and equipment..............................................           (211)           (190)
    Change in accrued expenses related to capital expenditures..............................             14              (6)
    Proceeds from sale of assets............................................................              6             725
    Purchases of investments................................................................             (2)             (3)
                                                                                              --------------  --------------
           Net cash flows from investing activities.........................................           (193)            526
                                                                                              --------------  --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Borrowings of long-term debt............................................................            200             165
    Repayments of long-term debt............................................................           (775)           (779)
    Payments for debt issuance costs........................................................             (3)             (1)
                                                                                              --------------  --------------
           Net cash flows from financing activities.........................................           (578)           (615)
                                                                                              --------------  --------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........................................           (618)             26
CASH AND CASH EQUIVALENTS, beginning of period..............................................            650             127
                                                                                              --------------  --------------
CASH AND CASH EQUIVALENTS, end of period.................................................... $           32  $          153
                                                                                              ==============  ==============

CASH PAID FOR INTEREST...................................................................... $          249  $          229
                                                                                              ==============  ==============
NONCASH TRANSACTIONS:
   Issuance of debt by Charter Communications Operating, LLC................................ $          271  $           --
                                                                                              ==============  ==============
   Retirement of Charter Communications Holdings, LLC debt.................................. $         (284) $           --
                                                                                              ==============  ==============
   Debt exchanged for Charter Class A common stock.......................................... $           --  $           10
                                                                                              ==============  ==============

NOTE:  Certain 2004 amounts have been reclassified to conform with the 2005 presentation.

Addendum to Charter Communications, Inc. First Quarter 2005 Earnings Release

Charter Communications, Inc. and Subsidiaries
Unaudited Summary of Operating Statistics

                                                                                                                Approximate as of
                                                                                                 -------------------------------------------
                                                                                                   March 31,     December 31,    March 31,
                                                                                                    2005 (a)       2004 (a)       2004 (a)
                                                                                                 -------------  -------------  -------------

Customer Summary:
Customer Relationships:
   Residential (non-bulk) analog video customers (b)...........................................     5,732,600      5,739,900      5,953,200
   Multi-dwelling (bulk) and commercial unit customers (c).....................................       252,200        251,600        238,800
                                                                                                 -------------  -------------  -------------
       Total analog video customers (b) (c)....................................................     5,984,800      5,991,500      6,192,000

   Non-video customers (b).....................................................................       241,700        228,700        142,700
                                                                                                 -------------  -------------  -------------
    Total customer relationships (d)...........................................................     6,226,500      6,220,200      6,334,700
                                                                                                 =============  =============  =============

   Pro forma average monthly revenue per analog video customer (e)............................. $       70.75  $       70.50  $       63.75

   Bundled customers (f).......................................................................     1,743,800      1,659,700      1,510,300

Revenue Generating Units:
   Analog video customers (b)(c)...............................................................     5,984,800      5,991,500      6,192,000
   Digital video customers (g).................................................................     2,694,600      2,674,700      2,657,400
   Residential high-speed Internet customers (h)...............................................     1,978,400      1,884,400      1,653,000
   Telephony customers (i).....................................................................        55,300         45,400         26,300
                                                                                                 -------------  -------------  -------------
     Total revenue generating units (j)........................................................    10,713,100     10,596,000     10,528,700
                                                                                                 =============  =============  =============

Cable Video Services:
Analog Video:
   Estimated homes passed (k)..................................................................    12,214,900     12,085,900     11,895,400
   Analog video customers (b)(c)...............................................................     5,984,800      5,991,500      6,192,000
   Estimated penetration of analog video homes passed (b)(c)(k)(l).............................            49%            50%            52%
   Pro forma average monthly analog revenue per analog video customer (m)...................... $       37.80  $       37.52  $       36.58
   Analog video customers quarterly net loss (b)(c)(n).........................................        (6,700)       (83,100)        (8,500)

Digital Video:
   Estimated digital homes passed (k)..........................................................    12,104,600     12,000,500     11,776,700
   Digital video customers (g).................................................................     2,694,600      2,674,700      2,657,400
   Estimated penetration of digital homes passed (g)(k)(l).....................................            22%            22%            23%
   Digital percentage of analog video customers (b)(c)(g)(o)...................................            45%            45%            43%
   Digital set-top terminals deployed..........................................................     3,829,200      3,791,600      3,756,300
   Pro forma average incremental monthly digital revenue per digital video customer (m)........ $       24.58  $       23.99  $       22.87
   Digital video customers quarterly net gain (loss) (g)(n)....................................        19,900        (14,200)        68,800

Non-Video Cable Services:
High-Speed Internet Services:
   Estimated high-speed Internet homes passed (k)..............................................    10,944,700     10,682,800     10,392,800
   Residential high-speed Internet customers (h)...............................................     1,978,400      1,884,400      1,653,000
   Estimated penetration of high-speed Internet homes passed (h)(k)(l).........................            18%            18%            16%
   Pro forma average monthly high-speed Internet revenue per high-speed Internet customer (m).. $       37.11  $       36.53  $       34.58
   Residential high-speed Internet customers quarterly net gain (h)(n).........................        94,000         64,500        125,200

Telephony customers (i)........................................................................        55,300         45,400         26,300
Pro forma average monthly telephony revenue per telephony customer (m)......................... $       41.34  $       41.95  $       49.70

Pro forma results reflect the sales of systems to Atlantic Broadband Finance, LLC in March and April 2004
as if it occurred as of January 1, 2004.

See footnotes to unaudited summary of operating statistics on page 5 of this Addendum.

Addendum to Charter Communications, Inc. First Quarter 2005 Earnings Release

__________

(a) "Customers" include all persons our corporate billing records show as receiving service (regardless of their payment status), except for complimentary accounts (such as our employees). At March 31, 2005, December 31, 2004, and March 31, 2004, "customers" include approximately 43,100, 44,700 and 53,100 persons whose accounts were over 60 days past due in payment, approximately 7,000, 5,200 and 5,800 persons whose accounts were over 90 days past due in payment and approximately 3,600, 2,300 and 2,200 of which were over 120 days past due in payment, respectively.

(b) "Analog video customers" as of March 31, 2005 and December 31, 2004 include all customers who receive video services (including those who also purchase high-speed Internet and telephony services) but excludes approximately 241,700 and 228,700 customer relationships at March 31, 2005 and December 31, 2004, respectively, who receive high-speed Internet service only or telephony service only and who are only counted as high- speed Internet customers or telephony customers, and therefore are shown as "non- video" customers. As of March 31, 2004, "analog video customers" include all customers who receive video services (including those who also purchase high- speed Internet and telephony services) but exclude approximately 142,700 customer relationships at March 31, 2004 who received high-speed Internet service only and who are only counted as high-speed Internet customers, and therefore are shown as "non-video customers." Telephony customers represented approximately 12,300 and 11,300 of the 241,700 and 228,700 "non-video customers" as of March 31, 2005 and December 31, 2004, respectively.

(c) Included within "video customers" are those in commercial and multi-dwelling structures, which are calculated on an equivalent bulk unit ("EBU") basis. EBU is calculated for a system by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. The EBU method of estimating analog video customers is consistent with the methodology used in determining costs paid to programmers and has been consistently applied year over year. As we increase our effective analog video prices to residential customers without a corresponding increase in the prices charged to commercial service or multi-dwelling customers, our EBU count will decline even if there is no real loss in commercial service or multi- dwelling customers.

(d) "Customer relationships" as of March 31, 2005 and December 31, 2004 include the number of customers that receive one or more levels of service, encompassing video, data and telephony services, without regard to which service(s) such customers receive. As of March 31, 2004, "customer relationships" include the number of customers that receive one or more levels of video and data services, without regard to which service(s) such customers receive. Telephony customers represented approximately 12,300 and 11,300 of the 6,226,500 and 6,220,200 "customer relationships" as of March 31, 2005 and December 31, 2004, respectively. This statistic is computed in accordance with the guidelines of the National Cable & Telecommunications Association (NCTA) that have been adopted by eleven publicly traded cable operators, including Charter.

(e) Pro forma average monthly revenue per analog customer is calculated as total pro forma quarterly revenue divided by three divided by average pro forma analog customers during the respective quarter. This calculation is pro forma giving affect to the reduction of monthly revenue and average analog customers for the disposition of systems sold to Atlantic Broadband Finance, LLC in March and April 2004, as if it occurred as of January 1, 2004.

(f) "Bundled customers" as of March 31, 2005 and December 31, 2004 include customers receiving a combination of at least two different types of service, including Charter's video service, high-speed Internet service or telephony. As of March 31, 2004, "bundled customers" include customers subscribing to both Charter's video service and high-speed Internet service. "Bundled customers" do not include customers who only subscribe to video service. By including telephony customers, "bundled customers" include approximately 18,500 and 16,200 more customers as of March 31, 2005 and December 31, 2004, respectively.

(g) "Digital video customers" include all households that have one or more digital set-top terminals. Included in "digital video customers" on March 31, 2005, December 31, 2004 and March 31, 2004 are approximately 10,000, 10,100 and 12,000 customers, respectively, that receive digital video service directly through satellite transmission.

(h) All of these customers also receive video service and are included in the video statistics above. However, the video statistics do not include approximately 229,400, 217,400 and 142,700 of these customers at March 31, 2005, December 31, 2004 and March 31, 2004, respectively, who were high-speed Internet only customers.

(i) "Telephony customers" include all households receiving telephone service.

(j) "Revenue generating units" represent the sum total of all primary analog video, digital video, high-speed Internet and telephony customers, not counting additional outlets within one household. For example, a customer who receives two types of service (such as analog video and digital video) would be treated as two revenue generating units, and if that customer added on high-speed Internet service, the customer would be treated as three revenue generating units. This statistic is computed in accordance with the guidelines of the NCTA that have been adopted by eleven publicly traded cable operators, including Charter.

(k) "Homes passed" represent our estimate of the number of living units, such as single family homes, apartment units and condominium units passed by our cable distribution network in the areas where we offer the service indicated. "Homes passed" exclude commercial units passed by our cable distribution network. These estimates are updated for all periods presented when estimates change.

(l) Penetration represents customers as a percentage of homes passed.

(m) "Pro forma average monthly revenue" represents pro forma quarterly revenue for the service indicated divided by three divided by the average number of pro forma customers for the service indicated during the respective quarter. This calculation is pro forma giving effect to the reduction of monthly revenue and average customers for the disposition of systems sold to Atlantic Broadband Finance, LLC in March and April 2004, as if it occurred as of January 1, 2004.

(n) "Quarterly net gain (loss)" represents the net gain or loss in the respective quarter for the service indicated.

(o) Represents the number of digital video customers as a percentage of analog video customers.

Addendum to Charter Communications, Inc. First Quarter 2005 Earnings Release

Charter Communications, Inc. and Subsidiaries
Unaudited Reconciliation of Non-GAAP Measures to GAAP Measures
(Dollars in Millions)

                                                              Three Months Ended March 31,          Three Months Ended March 31,
                                                           ------------------------------------  ---------------------------------
                                                                 2005               2004               2005             2004
                                                                Actual             Actual             Actual          Pro Forma
                                                           ----------------  ------------------  ----------------  ---------------

Adjusted EBITDA (a)...................................... $            475  $              463  $            475  $           450
Less:  Purchases of property, plant and equipment........             (211)               (190)             (211)            (188)
                                                           ----------------  ------------------  ----------------  ---------------

Un-levered free cash flow................................              264                 273               264              262

Less:  Interest on cash pay obligations (b)..............             (371)               (300)             (371)            (296)
                                                           ----------------  ------------------  ----------------  ---------------
Free cash flow...........................................             (107)                (27)             (107)             (34)

Purchases of property, plant and equipment...............              211                 190               211              188
Special charges, net.....................................               (4)                (10)               (4)             (10)
Other, net...............................................               (6)                 (5)               (6)             (10)
Change in operating assets and liabilities...............               59                 (33)               59              (22)
                                                           ----------------  ------------------  ----------------  ---------------

Net cash flows from operating activities................. $            153  $              115  $            153  $           112
                                                           ================  ==================  ================  ===============

(a)  See pages 1 of this addendum for detail of the components included within adjusted EBITDA.

(b)  Interest on cash pay obligations excludes accretion of original issue discounts on certain debt securities and amortization of deferred financing costs that are reflected as interest expense in our consolidated statements of operations.

The above schedules are presented in order to reconcile adjusted EBITDA, un-levered free cash flows and free cash flows, all non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the
Sarbanes-Oxley Act.

Pro forma results reflect the sales of systems to Atlantic Broadband Finance, LLC in March and April 2004
as if it occurred as of January 1, 2004.

Addendum to Charter Communications, Inc. First Quarter 2005 Earnings Release

Charter Communications, Inc. and Subsidiaries
Capital Expenditures
(Dollars in Millions)

                                                                       Three Months Ended March 31,
                                                                       -----------------------------
                                                                            2005           2004
                                                                       --------------  -------------

Customer premise equipment (a)....................................... $           86  $         114
Scalable infrastructure (b)..........................................             42             19
Line extensions (c)..................................................             29             23
Upgrade/Rebuild (d)..................................................             10             11
Support capital (e)..................................................             44             23
                                                                       --------------  -------------

    Total capital expenditures (f)................................... $          211  $         190
                                                                       ==============  =============

(a)  Customer premise equipment includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues. It also includes customer installation costs in accordance with SFAS 51 and customer premise equipment (e.g., set-top terminals and cable modems, etc.).

(b) Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g., headend equipment).

(c) Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)  Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)  Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f)  Represents all capital expenditures made during the three months ended March 31, 2005 and 2004, respectively.

Addendum to Charter Communications, Inc. First Quarter 2005 Earnings Release